AMENDMENT OF EMPLOYMENT AGREEMENT

WHEREAS, Everest Reinsurance (Bermuda), Ltd. (the “Company”) and Mark de Saram (“de Saram”) were parties to an employment agreement effective as of November 1, 2006 (the “Employment Agreement”);

WHEREAS, the parties have now agreed to a modification to the Employment Agreement and it is now desirable to amend the Employment Agreement to reflect such modification; and

WHEREAS, de Saram and the Company have consented to such amendment.

NOW, THEREFORE, the Employment Agreement is hereby amended, effective as of May 12, 2008 by substituting the following for Sections 2, 3 and 4 of the Employment Agreement:

2.

Your compensation for services to the Company during the term of your employment shall be paid in U.S. Dollars according to the following schedule: 1) one hundred percent (100%) of your salary will be paid in U.S. dollars in accordance with the normal payroll schedule of Everest Reinsurance (Bermuda), Ltd.; 2) payments in lieu of your participation in the Bermuda Savings Plan shall be made in U.S. Dollars; 3) any cash bonuses awarded to you under the Everest Re Group, Ltd. Annual Incentive Plan shall be paid in U.S. Dollars.

3.

As compensation for your services to the Company during the term of your employment, the Company shall pay you a salary at the rate of U.S. $465,000 per annum payable according to the normal payroll schedule, subject to increases, if any, as determined and approved by the Compensation Committee of Everest Re Group, Ltd. The Company has secured an appropriate work permit for you in connection with this Agreement and will assist in renewing that permit when necessary. Medical insurance, dental insurance and group life insurance will be provided per the plans currently available to other Everest Reinsurance (Bermuda), Ltd. employees.

4.	In place of your participation in the Bermuda Savings Plan, you will receive a monthly payment equal to 10% of your total monthly salary in U.S. Dollars.

IN WITNESS WHEREOF, the parties have executed this amendment to the Employment Agreement as of May 12, 2008.

Everest Reinsurance (Bermuda), Ltd.

/s/ THOMAS J. GALLAGHER	/s/ MARK DE SARAM
Thomas J. Gallagher	Mark de Saram

Chairman